Exhibit 10.3

QUOTIENT TECHNOLOGY INC.

NOTICE OF GRANT OF RESTRICTED STOCK UNITS

Quotient Technology Inc. (f/k/a Coupons.com Incorporated) (the “Company”) has granted to the Participant an award (the “Award”) of certain units pursuant to the Quotient Technology Inc. 2013 Equity Incentive Plan (the “Plan”), each of which represents the right to receive on the applicable Settlement Date one (1) share of Stock, as follows:

Participant:	Employee ID:
Date of Grant:	February 24, 2018
Total Number of Units:

50% of the bonus paid for fiscal year 2018, with such bonus amount calculated based on the Participant’s individual target bonus percentage multiplied by the Participant’s base salary amount and based on both the Company’s performance and the Participant’s individual performance, both for fiscal year 2018, as determined by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), divided by $13.15*, rounded down to the nearest whole share, subject to adjustment  as provided by the Restricted Stock Units Agreement.

*Closing price of the Company’s Stock on February 28, 2018.

Settlement Date:

Except as provided by the Restricted Stock Units Agreement, the date on which a Unit becomes a Vested Unit, which, for purposes of this Award, will be the day following the Determination Date (as defined below).

Vested Units:

Except as provided in the Restricted Stock Units Agreement or the Plan, and provided that the Participant’s Service has not terminated prior to the Settlement Date, the number of Units that will become Vested Units on the Settlement Date will be determined based upon the Compensation Committee’s determination of the Company’s achievement against the bonus plan goals set forth in the Company’s 2018 Corporate Incentive Plan (the date such achievement is determined by the Compensation Committee, the “Determination Date”), with the actual number of Units that will become Vested Units determined by the Compensation Committee in accordance with the provisions of the Company’s 2018 Corporate Incentive Plan, as in effect on the determination date  Any Units that are not determined to be Vested Units as of the Settlement Date will terminate as of the Settlement Date.  If the Participant’s Service terminates for any reason prior to the Settlement Date, no Units will become Vested Units and the Award will terminate.

For purposes of clarification, any vesting acceleration provisions contained in the Participant’s employment, severance or similar agreement (the “Superseding Agreement”), if any, shall not apply to the Award.  For further purposes of clarification, upon the consummation of a Change in Control, all unvested Units subject to the Award will terminate and any bonus amount earned for fiscal year 2018 will be paid entirely in cash.

By their signatures below or by electronic acceptance or authentication in a form authorized by the Company, the Company and the Participant agree that the Award is governed by this Grant Notice and by the provisions of the Restricted Stock Units Agreement and the Plan, both of which are made a part of this document.  The Participant acknowledges that a copy of the Plan and the Plan Prospectus are available on the Company’s internal web site and may be viewed and printed by the Participant for attachment to the Participant’s copy of the Restricted Stock Units Agreement and copy of this Grant Notice.  The Participant represents that the Participant has read and is familiar with the provisions of the Restricted Stock Units Agreement and the Plan, and hereby accepts the Award subject to all of their terms and conditions.

QUOTIENT TECHNOLOGY INC.	PARTICIPANT

By:
Connie Chen	Signature

DOC2_Notice_Grant_RSU_All

General Counsel, Compliance Officer & Secretary
Date
Address:	400 Logue Avenue
	Mountain View, California 94043	Address

ATTACHMENTS:	Restricted Stock Units Agreement; Notice of Grant

Available on Company’s internal web site:

2013 Equity Incentive Plan, as amended to the Date of Grant; and Plan Prospectus

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